Filed Pursuant to Rule 433
Registration No. 333-148023
FINAL TERM SHEET

Issuer:	Potash Corporation of Saskatchewan Inc.

Title of Securities:	5.25% Notes due May 15, 2014

Expected Ratings:	Baa1 / A- (Stable/Stable)

Format:	SEC Registered – Registration Statement No. 333-148023

Ranking:	Senior Unsecured

Principal Amount:	$500,000,000

Expected Settlement Date:	May 1, 2009

Trade Date:	April 28, 2009

Maturity Date:	May 15, 2014

Interest Payment Dates:	May 15 and November 15 of each year

First Payment Date:	November 15, 2009

Benchmark Treasury:	1.75% due March 31, 2014

Benchmark Treasury Price:	99-05

Benchmark Treasury Yield:	1.930%

Spread to Benchmark Treasury:	T + 337.5 basis points

Reoffer Yield:	5.305%

Coupon:	5.25% payable semi-annually

Price to Public:	99.757%

Day Count:	30/360

Minimum Denominations:	$2,000 x $1,000

Redemption Make Whole:	At any time at the adjusted treasury rate plus 50 basis points

CUSIP Number / ISIN Number:	73755L AE7 / US73755LAE74

Joint Book-Running Managers:	Banc of America Securities LLC HSBC Securities (USA) Inc. RBC Capital Markets Corporation

Co-Managers:	BMO Capital Markets Corp.
Scotia Capital (USA) Inc.
CIBC World Markets Corp.
Rabo Securities USA, Inc.
Mitsubishi UFJ Securities (USA), Inc.
Comerica Securities, Inc.
SG Americas Securities, LLC
Goldman, Sachs & Co.
UBS Securities LLC

Issuer:	Potash Corporation of Saskatchewan Inc.

Title of Securities:	6.50% Notes due May 15, 2019

Expected Ratings:	Baa1 / A- (Stable/Stable)

Format:	SEC Registered – Registration Statement No. 333-148023

Ranking:	Senior Unsecured

Principal Amount:	$500,000,000

Expected Settlement Date:	May 1, 2009

Trade Date:	April 28, 2009

Maturity Date:	May 15, 2019

Interest Payment Dates:	May 15 and November 15 of each year

First Payment Date:	November 15, 2009

Benchmark Treasury:	2.75% due February 15, 2019

Benchmark Treasury Price:	97-25+

Benchmark Treasury Yield:	3.011%

Spread to Benchmark Treasury:	T + 350 basis points

Reoffer Yield:	6.511%

Coupon:	6.50% payable semi-annually

Price to Public:	99.916%

Day Count:	30/360

Minimum Denominations:	$2,000 x $1,000

Redemption Make Whole:	At any time at the adjusted treasury rate plus 50 basis points

CUSIP Number / ISIN Number:	73755L AF4 / US73755LAF40

Joint Book-Running Managers:	Banc of America Securities LLC HSBC Securities (USA) Inc. RBC Capital Markets Corporation

Co-Managers:	BMO Capital Markets Corp.
Scotia Capital (USA) Inc.
CIBC World Markets Corp.
Rabo Securities USA, Inc.
Mitsubishi UFJ Securities (USA), Inc.
Comerica Securities, Inc.
SG Americas Securities, LLC
Goldman, Sachs & Co.
UBS Securities LLC

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Issuer has filed a Registration Statement on Form S-3 (including a base prospectus dated December 12, 2007, as supplemented by a preliminary prospectus supplement, dated April 28, 2009, the “Prospectus”) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and any document incorporated by reference in the Prospectus if you request it by calling toll-free 1-800-294-1322, or you may
e-mail a request to dg.prospectus_distribution@bofasecurities.com.
Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.